Exhibit 4.11

DRS TECHNOLOGIES, INC.

2006 OMNIBUS PLAN

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, made as of the date set forth on the Notice of Stock Option Grant, attached hereto as Schedule A, by and between DRS Technologies, Inc., a Delaware corporation (the "Company"), pursuant to the DRS Technologies, Inc. 2006 Omnibus Plan (as amended, the "Plan") and the employee or director of the Company named on Schedule A hereto (the "Participant"). Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

WITNESSETH

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.	Definitions.

Capitalized terms used but not defined herein shall have the meaning set forth in the DRS Technologies, Inc. 2006 Omnibus Plan (the "Plan").

2.	Grant of Options.

Subject to the provisions of this Agreement and the provisions of the Plan, the Company hereby grants to the Participant, pursuant to the Plan, the right and option (the “Options”) to purchase all or any part of the number of shares of common stock, par value $.0l per share ("Company Stock"), of the Company set forth on Schedule A at an exercise price per share (the "Grant Price") and on the other terms set forth on Schedule A.

3.	Vesting and Exercisability of Options.

The Options shall vest and become exercisable in accordance with the vesting schedule set forth on Schedule A, provided that no Partial Exercise of an Option shall be for an aggregate exercise price of less than $1,000.

4.	Method of Exercise of the Options.
(a)	The Options which are then vested and exercisable shall be exercisable by such method as may be prescribed by the Company.
(b)	The exercise price shall be paid by one or a combination of the following means: (i) by personal check, certified check, bank cashier’s check or wire transfer; (ii) subject to the approval of the Committee, in shares of Company Stock owned by the Participant valued at their Fair Market Value on the effective date of such exercise; or (iii) by such other provision as the Committee may from time to time authorize. Any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require or such other manner prescribed by the Company.

(c)

Reasonably promptly following Option exercise, unless otherwise determined by the Committee, the Company, in its sole discretion, may either (i) issue a stock certificate, registered in the name of the Participant, evidencing such shares or (ii) deposit such shares in such Participant's or the Participant's personal representative's brokerage account via electronic transfer.

5.	Termination of Employment or Service.
(a)

Unless otherwise provided on Schedule A, in the event that the employment of a Participant with the Company shall terminate for any reason other than Cause, Disability or death, (i) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is three months after such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. This three-month period described shall be extended to one year from the date of such termination in the event of the Participant’s death during such three month period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(b)

Unless otherwise provided on Schedule A, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant, (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire, and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.

(c)

In the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

6.	Change of Control.

Upon the occurrence of a Change in Control, each Option granted under the Agreement and outstanding at such time shall become fully and immediately vested and exercisable and shall remain exercisable until its expiration, termination or cancellation unless such Options are converted, assumed, or replaced by a successor with an award of equivalent economic value containing equivalent terms. Notwithstanding anything contained in Section 5 to the contrary, with respect to any converted, assumed or replaced Options, if a Participant’s employment is subsequently terminated without Cause or for Good Reason within 24 months of the Change in Control, such Options shall become fully and immediately vested and exercisable upon the date of the Participant's termination.

7.	Transferability of Options.

During a Participant’s lifetime, the Committee may permit the transfer, assignment or other encumbrance of an outstanding Option unless (y) such Option is an Incentive Stock Option and the Committee and the Participant intends that it shall retain such status, or (z) such Option is meant to qualify for the exemptions available under Rule 16b-3, nontransferability is necessary under Rule l6b-3 in order for the award to so qualify and the Committee and the Participant intend that it shall continue to so qualify. Subject to any conditions set forth on Schedule A, a Participant may, upon providing written notice to the Secretary of the Company, elect to transfer any or all Options granted to such Participant pursuant to the Plan to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer by any Participant may be made in exchange for consideration.

8.	Other Restrictions.
(a)

Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates evidencing shares of Company Stock pursuant to the Plan, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Committee, in its sole discretion, deems necessary or desirable.

(b)

The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Company Stock are traded. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company Stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Committee shall inform the Participant in writing of its decision to defer the effectiveness of a transfer. During the period of such deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

9.	Taxes and Withholdings.

Whenever shares of Company Stock are to be delivered pursuant to the exercise of an Option, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the amount of tax to be withheld. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts will be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to the exercise of an Option.

10.	Notices.
(a)

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at 5 Sylvan Way, Parsippany, New Jersey 07054; Attention: Corporate Secretary and to the Participant at the address set forth on Schedule A or at such other address as either party may hereafter designate in writing to the other by like notice.

(b)

In lieu of issuing documents in paper format, to the fullest extent permitted by law, the Committee may, in its discretion provide for electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the grant of awards and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors.

(c)

The Participant hereby agrees to notify the Company within ten days of any dispositions of shares of Company Stock issued pursuant to the exercise of Incentive Stock Options under the Plan which constitute

“disqualifying dispositions” within the meaning of Section 421(b) of the Code (or any successor provision thereto).

11.	Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

12.	Conflicts and Interpretation.

In the event of any ambiguity in this Agreement, any term which is not defined in this Agreement or any matters as to which this Agreement is silent, the Plan (which is incorporated herein by reference) shall govern.

13.	Amendment.

This Agreement may not be amended in any manner which adversely affects the rights of the Participant except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set the Participant’s hand.

DRS TECHNOLOGIES, INC.

__________________________

Name:

Title:

By accepting this Agreement electronically, I acknowledge having read this Agreement and the Plan and hereby agree to be bound by all provisions set forth in this Agreement and in the Plan.

SCHEDULE A

DRS TECHNOLOGIES, INC.

2006 OMNIBUS PLAN

Notice of Stock Option Grant

Identification

Participant’s Name:

Social Security Number:

Stock Options Granted

Grant Date:

Grant Price:

Grant Type:

Options Granted:

Grant Expiration:

Acceptance Date:

Vesting Schedule: